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Exhibit (a)(5)(vi)

        News release

HP Completes Tender Offer for Opsware Inc.; Expects to Complete Acquisition Within Several Days

Editorial contacts:

Emma McCulloch, HP
+1 650 857 4183
emcculloch@hp.com

HP Media Hotline
+1 866 266 7272
pr@hp.com
www.hp.com/go/newsroom

Hewlett-Packard Company
3000 Hanover Street
Palo Alto, CA 94304
www.hp.com
PALO ALTO, Calif., Sept. 17, 2007—HP today announced that it has completed its tender offer for Opsware Inc.

HP's tender offer for all of the outstanding shares of Opsware expired at 5 p.m., New York City time, on September 14, 2007. As of that time, approximately 104.2 million shares, representing approximately 96 percent of Opsware's outstanding shares, were tendered and not withdrawn in the offer (including shares tendered by notice of guaranteed delivery). HP has accepted for payment all tendered shares.

The completion of the tender offer is the first step in HP's two-step acquisition of Opsware. The second and final step, the merger of Opsware with an HP subsidiary, is expected to occur within the next several days.

About HP
HP focuses on simplifying technology experiences for all of its customers—from individual consumers to the largest businesses. With a portfolio that spans printing, personal computing, software, services and IT infrastructure, HP is among the world's largest IT companies, with revenue totaling $100.5 billion for the four fiscal quarters ended July 31, 2007. More information about HP (NYSE: HPQ) is available at www.hp.com.

Forward-looking statements
This news release contains forward-looking statements that involve risks, uncertainties and assumptions. If such risks or uncertainties materialize or such assumptions prove incorrect, the results of HP and its consolidated subsidiaries could differ materially from those expressed or implied by such forward-looking statements and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including the expected benefits and costs of the transaction; management plans relating to the transaction; the expected timing of the completion of the transaction; any statements of the plans, strategies and objectives of management for future operations, including the execution of integration plans; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. Risks, uncertainties and assumptions include the possibility that expected benefits may not materialize as expected; that the transaction may not be timely completed; that the parties are unable to successfully implement integration strategies; and other risks that are described from time to time in HP's and Opsware's Securities and Exchange Commission reports, including but not limited to the risks described in HP's Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2007 and Opsware's Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2007. HP assumes no obligation and does not intend to update these forward-looking statements.

Note to editors: More news from HP, including links to RSS feeds, is available at www.hp.com/hpinfo/newsroom/.

© 2007 Hewlett-Packard Development Company, L.P. The information contained herein is subject to change without notice. HP shall not be liable for technical or editorial errors or omissions contained herein.

09/2007

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  Exhibit (a)(5)(vi)